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                                                                    EXHIBIT 10.b


                               MASCO CORPORATION

                        EXECUTIVE STOCK PURCHASE PROGRAM


1. Purpose. The purpose of the Masco Corporation Executive Stock Purchase Program (the "Plan") is to facilitate the immediate purchase, by key employees and the Directors of and certain consultants to Masco Corporation ("Masco") and its subsidiaries (collectively, the "Company"), of Masco's Common Stock (the "Common Stock"). The purchases facilitated by the Plan are intended to achieve the following:

     a. Increasing the ownership of Common Stock among key management of the Company;

     b. More closely aligning financial rewards to key management with any financial rewards realized by all other holders of Common Stock; and

     c. Increasing the motivation of key management to manage the Company as owners.

2. Eligibility. To be eligible to participate in this Plan, in addition to the Directors of the Company, an employee of or consultant to the Company shall be designated as an "Eligible Participant" by the Compensation Committee of the Board of Directors of Masco (the "Committee") prior to the date on which Stock is to be purchased under this Plan (the "Purchase Date").

3. Participation. To become a Plan participant (a "Participant"), an Eligible Participant shall satisfy the following requirements:

     a. Submit a completed, signed and irrevocable agreement to purchase Stock on the Purchase Date;

     b. Complete and sign all necessary agreements and other documents relating to the ESP Loan described in Section 5 hereof; and

     c. Satisfy all other terms and conditions of participation specified in this Plan.

     The agreements and other documents specified in subsection 3(a), (b) and
     (c) hereof shall be in such forms and shall be submitted at such times and to such Eligible Participants as specified by the Committee or its designee(s). No Eligible Participant shall be required to participate in this Plan.

4. Responsibilities of the Committee. The Committee or its designee(s) shall have the following responsibilities under this Plan:

     a. Adoption, alteration, waiver and repeal of such administrative rules, guidelines, practices and provisions of or governing this Plan as the Committee shall, from time to time, deem advisable; interpretation of the terms and provisions of this Plan (and any agreements relating hereto); and supervision of the administration of this Plan;



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     b.  Selection of Eligible Participants;

     c.  Designation of Purchase Date;

     d. Designation of minimum and maximum purchases under this Plan, either by number of shares of Stock or by purchase price;

     e. Determining whether any restricted share grant shall be made to a Participant in conjunction with a purchase of shares of Stock under the Plan; and

     f.  Negotiation of terms and conditions of the guaranty described in
         Section 9 hereof and the Participant's reimbursement agreement with the Company and promissory note to the Bank referred to herein.

5. Payment of Purchase Price. The purchase price for each share of Stock under this Plan shall be determined by the Committee based on the reported trading price of the Common Stock immediately prior to the Purchase Date or on such formula as the Committee shall determine fairly reflects the fair market value of the Common Stock at the time of purchase. Each Participant shall deliver to the Company in cash one hundred percent (100%) of the purchase price of the shares of Stock which such Participant has elected to purchase under this Plan (the "Purchased Shares"). The payment must be made at the time, place and manner specified by the Committee or its designee(s).

     Each Participant shall obtain an unsecured loan through a bank or banks (the "Bank") to fund the purchase of the Purchased Shares -- the "ESP Loan". Each Participant shall sign a letter of direction which shall direct all ESP Loan proceeds to be paid directly to Masco in payment for the Purchased Shares. Each Participant is responsible for satisfying all of the lending requirements specified by the Bank to qualify for his or her ESP Loan. Each Participant shall be fully obligated to repay to the Bank all principal, interest and any early payment fees on the ESP Loan when due and payable.

6. Registration of Shares. The Purchased Shares shall be registered in the name of the Participant or the Participant's grantor trust.

7. Stockholder Rights. Subject to such rules as the Committee shall prescribe, each Participant shall have all of the rights of a stockholder with respect to the Purchased Shares, including the right to vote the shares and the right to receive all dividends paid on the Purchased Shares.

8. Sale of Purchased Shares. Each Participant shall be permitted to sell all or any portion of the Purchased Shares at any time subject to adherence to standard Company policy regarding employee and Director sales of stock.

9. Loan Guarantees. The Company shall guarantee repayment to the Bank of one hundred percent (100%) of all principal, interest, early payment fees and other obligations of each Participant under such Participant's ESP Loan described in Section 5 hereof. The terms and conditions of the guaranty are as agreed by Masco and the Bank. Each Participant shall be



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     fully obligated to repay the Bank all principal, interest and other amounts due in connection with such Participant's ESP Loan when due and payable.
     The Company may take all actions relating to the Participant and his or her assets which the Committee deems reasonable and necessary to obtain full reimbursement for amounts the Company pays to the Bank under its guaranty related to the Participant's ESP Loan.

10. Waiver and Amendment. The Committee may waive, amend, alter or discontinue all or any provision of this Plan, but no waiver, amendment, alteration or discontinuation shall be made which would impair the right of a Participant without his or her consent.

11. This Plan is established under the Company's 1991 Long Term Stock Incentive Plan.